Exhibit 5.1

[LETTERHEAD]

May 31, 2002

Platinum Underwriters Holdings, Ltd.
Clarendon House
2 Church Street
Hamilton
Bermuda.

Dear Sirs:

Re: Registration Statement on Form S-1

We have acted as special legal counsel to Platinum Underwriters Holdings, Ltd., a Bermuda corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of an amendment No. 1 to Form S-1 Registration Statement No. 333-86906 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act") related to the offering of 40,000,000 common shares (the "Common Shares") of Platinum Underwriters Holdings, Ltd. (the "Offering").

As such counsel, we have examined a draft of the Registration Statement sent to us (but not any of the schedules or exhibits attached thereto), sent to us on May 29, 2002. We have also examined originals, or copies certified or otherwise identified to our satisfaction, the Memorandum of Association and Bye-Laws of the Company as well as resolutions of the Company's Board of Directors. We have also examined originals, or copies certified to our satisfaction, of such corporate records of the Company and other instruments, certificates of appropriate public officials and certificates of officers and representatives of the Company and other documents as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the genuineness of all signatures and the legal capacity of natural persons.

On the basis of the foregoing, we are of the opinion that:

1.
The discussions set forth in the prospectus contained in the Registration Statement under the headings "ENFORCEABILITY OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL SECURITIES LAWS", "BUSINESS — Regulation — Bermuda", "CERTAIN TAX CONSIDERATIONS — Taxation of the Company and the Subscribers — Bermuda" and "CERTAIN TAX CONSIDERATIONS — Taxation of Shareholders — Bermuda" accurately reflect our opinion as to such matters.

2.
The authorized capital of the Company established under its Memorandum of Association is US$1,350,000 divided into 135,000,000 shares of par value US$0.01 each.

We are members of the bar of Bermuda and we have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.

We consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference made to us under the captions "Enforceability of Civil Liberties" and "Certain Tax Considerations" in the prospectus contained in the Registration Statement.

Yours faithfully

/s/ CONYERS DILL & PEARMAN
CONYERS DILL & PEARMAN